Exhibit 10.3

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT

BETWEEN MATT PACKEY AND TREE.COM, INC.

March 26, 2009

This Amendment No. 1 (this “Amendment”) to that certain Employment Agreement, dated as of August 3, 2008 (the “Agreement”), between Matt Packey (“Executive”) and Tree.com, Inc. (as successor by assignment to LendingTree, LLC) (the “Company”), is effective as of March 26, 2009.  All capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

WHEREAS, subject to the terms and conditions set forth herein, Executive and the Company wish to make certain amendments to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A.                                   Effective April 3, 2009, Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.                                       COMPENSATION.

(a)                                  BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $250,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), or such higher salary as shall be agreed to in writing by Executive and the Company from time to time.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

B.                                     Equity Awards

1.               Effective March 26, 2009, Executive shall be granted (a) five thousand (5,000) Tree.com Restricted Stock Units (“RSUs”), vesting in one installment on February 17th, 2011; and (b) six thousand two hundred fifty (6,250) Tree.com RSUs, vesting in four equal installments on the 17th of February of each of 2010, 2011, 2012, and 2013.

2.               In addition, subject to receipt of shareholder approval on or about April 28, 2009 and Executive’s employment on such date, Executive shall be granted (a) five thousand (5,000) Tree.com RSUs, vesting in one installment on February 17th, 2011; and (b) six thousand two hundred fifty (6,250) Tree.com RSUs, vesting in four equal installments on the 17th of February of each of 2010, 2011, 2012, and 2013.

3.               Such grants shall be governed by and subject to the terms of the Tree.com, Inc. Annual Stock and Incentive Plan (the “Plan”), as amended from time to time.

4.               In the event that Executive’s employment hereunder is terminated by the Company or the Company commits a material breach of this Agreement prior to the expiration of the Term for any reason other than Executive’s death or Disability or for Cause, all unvested RSUs granted under this paragraph B shall immediately vest upon the date of such termination or breach.  This paragraph shall be construed to providing additional vesting rights to Executive beyond those conferred in the Plan and the related Award agreement, and nothing in this Agreement shall reduce any vesting rights otherwise conferred to Executive under the Plan or Award agreement.

C.                                     Except as explicitly set forth herein, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

/s/ Matthew A. Packey
Matthew A. Packey

TREE.COM, INC.

/s/ Doug Lebda
By: Doug Lebda
Chairman & Chief Executive Officer